Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 29, 2016 relating to the financial statements, financial statement schedule, and the effectiveness of internal control over financial reporting, which appears in The TJX Companies, Inc.’s Annual Report on Form 10-K for the year ended January 30, 2016. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

September 7, 2016